Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-209902 on Form S-1 of our report dated March 1, 2017 relating to the consolidated financial statements and financial statement schedule of Great-West Life & Annuity Insurance Company and subsidiaries, appearing in the Annual Report on Form 10-K of Great-West Life & Annuity Insurance Company for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 21, 2017